Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM
December 21, 2011
Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903-2360
Ladies and Gentlemen:
     We have acted as counsel to Nortek, Inc., a Delaware corporation (the “Issuer”), in connection with the Registration Statement on Form S-4 (File No. 333-______) (the “Registration Statement”) to be filed on December 22, 2011 by the Issuer and the Additional Registrant Guarantors listed on Schedule 1 hereof (collectively, the “Covered Guarantors”) and on Schedule 2 hereof (collectively, the “Other Guarantors” and together with the Covered Guarantors, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $500,000,000 aggregate principal amount of 8.5% Senior Notes due 2021 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 8.5% Senior Notes due 2021 (the “Original Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of April 26, 2011 (as amended, supplemented or modified through the date hereof, the “Indenture”), by and among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). Payment of the Exchange Notes will be guaranteed by the Guarantors pursuant to Article X of the Indenture and evidenced by a Notation of Guarantee attached to the Exchange Notes (the “Guarantees”).
     In connection with this opinion, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Issuer, the Guarantors and other appropriate persons.
     In rendering the opinions set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee. We have assumed further that each of the Other Guarantors (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the power and authority to execute and deliver the Indenture and the

Nortek, Inc.	December 21, 2011
Guarantees and to perform its obligations thereunder, (c) has duly authorized, executed and delivered the Indenture and the Guarantees and (d) that the execution and delivery of the Indenture and the Guarantees does not violate any law of its jurisdiction of organization or any other applicable laws (other than the Covered Laws (defined below)).
     The opinions expressed herein are limited to matters governed by the laws of the State of New York, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act, the California Corporation Law, the California Limited Liability Law and the federal laws of the United States of America (collectively, the “Covered Laws”).
     Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that, when (i) the Guarantees have been duly executed, delivered and attached to the Exchange Notes in accordance with the provisions of the Indenture and (ii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, (a) the Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms and (b) the Guarantee by each Guarantor will constitute a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.
     Our opinions set forth above are subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors and secured parties and (b) general principles of equity. We express no opinion with respect to (i) the enforceability of the provisions contained in Section 10.06 of the Indenture which purport to limit the obligations of any Guarantor thereunder or the effect of the unenforceability of such provisions on the enforceability of the Guarantees, or (ii) liquidated damages, prepayment premiums, waivers of rights to damages, offsets or defenses.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP

Schedule 1
Covered Guarantors
A.	Delaware Corporate Guarantors

AIGIS MECHTRONICS, INC.
BROAN-MEXICO HOLDINGS, INC.
CES INTERNATIONAL LTD.
HUNTAIR, INC.
HUNTAIR MIDDLE EAST HOLDINGS, INC.
MAMMOTH, INC.
NILES AUDIO CORPORATION
NORDYNE INTERNATIONAL, INC.
NORTEK INTERNATIONAL, INC.
RANGAIRE GP, INC.
GANGIARE LP, INC.

B.	Delaware Limited Liability Company Guarantors

BROAN-NUTONE LLC CES GROUP, LLC CLPK, LLC NORDYNE LLC NUTONE LLC SPEAKERCRAFT, LLC. THE AVC GROUP, LLC

C.	Delaware Limited Partnership Guarantor

BROAN-NUTONE STORAGE SOLUTIONS LP

D.	California Corporate Guarantors

PACIFIC ZEPHYR RANGE HOOD INC. SECURE WIRELESS, INC.

E.	California Limited Liability Company Guarantors

GEFEN, LLC LINEAR LLC PANAMAX LLC XANTECH LLC ZEPHYR VENTILATION, LLC

Schedule 2
Other Guarantors
BARCOM ASIA HOLDINGS, LLC
BARCOM CHINA HOLDINGS, LLC
ELAN HOME SYSTEMS, L.L.C.
ERGOTRON, INC.
GATES THAT OPEN, LLC
GOVERNAIR LLC
LITE TOUCH, INC.
MAGENTA RESEARCH LTD.
OMNIMOUNT SYSTEMS, INC.
OPERATOR SPECIALTY COMPANY, INC.
TEMTROL, LLC
TV ONE BROADCAST SALES CORPORATION